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CEDAR FAIR, L.P.
(Name of Registrant as Specified in Its Charter)
Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR
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Attached is the text of a presentation intended to be used with unitholders commencing on the date of this filing.

Cedar Fair Special Meeting January 11, 2011 The Q Investments Partnership Resolutions 1

Agenda Background Information The Q Investments Proposals Responses to the Company's Proxy Statement Summary and Closing Remarks 2

#1. Background Information Q Investments and Cedar Fair. Proposed Transaction with Apollo. 3

Q Investments and Cedar Fair: Q Investments made its initial investment in Cedar Fair over a year ago. Q believed there was significant value inherent in Cedar Fair's units despite the fact that management had recently cut the distribution. It was apparent that the company had suffered recent market setbacks. For example, the unit price fell from $9.52 to $6.99 (represents a 27% drop in one day) when the company announced that it expected to suspend distributions in 2010 even though the company's operations were still performing relatively well. 4

Proposed Transaction with Apollo: Transaction announced on 12/16/09 for $11.50 per unit. Offer represented what Q argued was a "bargain basement" price struck during one of the worst economic climates ever. Q ran a "Just Vote No" campaign against the proposed transaction and received overwhelming support from the unitholders. Shareholder meeting was ultimately cancelled and the proposed transaction was terminated. Cedar Fair units are currently trading for ~$15.00 per unit. Q's opposition to the proposed Apollo transaction has added nearly $200 million of value to ALL Cedar Fair unitholders compared to the proposed $11.50 offer price. 5

#2. The Q Investments Proposals Proposal Number One: Separation of the Chairman and Chief Executive Officer. Proposal Number Two: Increased Priority on Dividend Distribution. 6

Proposal #1: Separation of the Chairman and Chief Executive Officer. Having an Independent Chairman is especially important when hiring a new CEO. A separate Chairman provides Independent oversight. Questionable Decisions due to self-admitted lack of financial expertise by Mr. Kinzel. Country Club Atmosphere on the Board. Separation of Powers and Good Corporate Governance Practices. 7

Having an Independent Chairman is especially important when hiring a new CEO. Combined Chairman/CEO would be overseeing the process to pick his or her successor. When hiring a New CEO, the company may not attract the best candidates without an independent Chairman, especially given the current Chairman's testy dispute with the previous #2 executive officer over how his tenure came to an end. 8

A separate Chairman provides independent oversight. A Chairman is responsible for overseeing many aspects of the company's business and affairs. Mr. Kinzel is a skilled operator of theme parks. However, Mr. Kinzel has admitted that he's "not really a finance person." Given the company's recent history in making poor financial decisions, such as the Paramount Parks acquisition, the Proposed Sale to Apollo, and the Recent Refinancing, Q Investments believes a separate independent Chairman is needed to protect unitholders' long-term interests. 9

Questionable Decisions by Mr. Kinzel. From the time Mr. Kinzel became Chairman on May, 21, 2003 to October 13, 2010, the company's unit price has declined by 48.7% while the S&P 500 Index has risen by 27.6%. Sale to Apollo at $11.50 per unit was opposed by unitholders. Mr. Kinzel would have received over $14 million through this transaction. The company did not even hold the unitholder meeting to vote on the transaction because it did not have the requisite votes. Abrupt departure of long serving COO and dispute over the circumstances around his departure. There is currently a dispute between the company and Mr. Falfas about whether Mr. Falfas resigned or was fired. How many people are going to line up to work for a Chairman who apparently believes the last #2 guy quit when he says he was fired? 10

Country Club Atmosphere on the Board. The Cedar Fair board needs "new blood." Until two independent directors were added earlier this year, the average age of the board was 65 years and the average tenure of each member was 10 years. This leads to a lack of debate and vibrant discussion. Does this board really know what unitholders want or does the board simply follow the wishes of senior management? The board thought unitholders wanted a sale to Apollo at $11.50 per unit. As it turns out, this is exactly the opposite of what unitholders wanted. 11

Separation of Powers and Good Corporate Governance Practices. Recommended by the Yale School of Management's Millstein Center for Corporate Governance and the top governance advisors. 12

Proposal #2: Increased Priority on Dividend Distribution. Q Investments believes that Dividend Distribution should be a higher priority than debt repayment. We are not setting the exact level or priority of distributions. Our proposal only says that distributions are a higher priority than debt repayment. The unit price reacts negatively when the distribution is cut. The company was previously paying a $1.90 distribution per unit when earnings were at similar levels. However, we are not demanding that the company go back to paying a $1.90 per unit distribution because we do agree that some amount of deleveraging is prudent. Additional considerations. Distributions are especially important for Limited Partnership structures. Is using Free Cash Flow to reduce debt being taken to extremes? Leverage Hypocrisy? Our proposal leaves the board with "flexibility" --- our proposal only says that dividend distribution shall be a higher priority than debt repayment. 13

The price of the units falls when the company reduces its distribution. We believe an increase in the distribution will be viewed favorably by the market. 14

The company was previously paying a $1.90 distribution per unit when earnings were at similar levels. 15

Distributions are especially important for Limited Partnerships: Distributions are important for Limited Partnership structures. Limited Partners of Cedar Fair receive a K-1 every year. Unitholders are required to pay taxes on Cedar Fair's income regardless of whether it actually distributes any cash to unitholders. For 2010, unitholders will only receive a $0.25 distribution. Cedar Fair could make an additional $0.11 per unit distribution to unitholders in 2010. In total, this would represent an additional ~$6.2 million in distributions. Given the LP structure the company has, it is difficult to understand why this additional distribution is not being made in 2010. In our view, the $6.2 million in question does NOT materially reduce debt any further. Q Investments believes that a lack of a meaningful distribution is one reason why the unit price has performed poorly despite the company's recovery in earnings. 16

Is using Free Cash Flow to reduce debt being taken to extremes? We must ask whether Mr. Kinzel and the board have taken their apparent aversion to leverage to extremes by using nearly all of the company's Free Cash Flow to reduce debt? As shown in the table below, Cedar Fair produces strong and consistent Free Cash Flow even in challenging operating environments like 2009. Given the stability of the Free Cash Flow, Q Investments believes that debt repayment does not need to be a main priority, and that the relative priority for the use of this Free Cash Flow should be dividend distribution over debt repayment. Mr. Kinzel's current policy that focuses on debt reduction is analogous to getting a speeding ticket for going 75 mph on the highway and then deciding that the solution is to drive 15 mph. Going 15 mph on the highway is just as dangerous for the passengers and everyone else on the highway as going 75 mph. The right answer is to slow down slightly and go 50 mph. 17

Leverage Hypocrisy: By agreeing to work for Apollo in the LBO, Mr. Kinzel himself implicitly put a higher priority on distributions than debt reduction. Mr. Kinzel and the board currently have a strategy of reducing leverage to around 4.0x by 2013. They say it is prudent to pay down debt. However, Mr. Kinzel was willing to work for private equity sponsors in a LBO where the company would have had more debt initially than it currently has now, and Mr. Kinzel was also going to invest his own money in this transaction. As shown in the chart below, the company currently has LESS debt outstanding than the LBO proposed by Apollo. In addition, the company's EBITDA projection for the latest FY is now HIGHER than the EBITDA projection for the latest FY at the time of the LBO. As a result, the Apollo LBO was going to have more leverage than the current Cedar Fair. Furthermore, LBO sponsors focus on dividend distributions over debt repayment to boost IRRs. According to the Merger Proxy Statement, Mr. Kinzel was going to personally invest approximately $5.5 million in this transaction that was "more leveraged" than the company's current capital structure. Is 4.0x the maximum amount of leverage that the Cedar Fair business can support? Should we trust what Mr. Kinzel now says or should we simply look at where he was going to put his money? 18

Our Proposal does not "box the company into a corner" or remove all flexibility. Our Distribution Proposal does not say that the company must pay a distribution of $1.00 or more at all times regardless of external (economic, financial market, weather) conditions. Instead, it simply says that dividend distribution shall be a higher priority than debt repayment. The company had a $1.90 per unit distribution when earnings were previously at a similar level. The amount of the distribution in any year may vary --- The resolution just says that in the unitholders' opinion debt repayment is a lower priority than distributions. Distributions may not be the #1 priority. Depending on the exact circumstances, distributions could be priority #40 while debt repayment is priority #50. In the current environment, Q Investments believes that such an objective is more than reasonable and in line with what other unitholders also desire, and maintaining the current amount of leverage is also in line with what Mr. Kinzel and management believed was an appropriate amount of leverage in the Apollo LBO. 19

#3. Response to the Company's Proxy Statement Independent Chairman needed now, not later. Board's inability to create value over the past 7 years. No ability to talk to directors. Lack of financial successes over the past several years. Inability to nominate directors. 20

Independent Chairman needed now, not later. The company needs an Independent Chairman right now. Succession Planning could take longer than expected. Mr. Kinzel may decide that he wants to stay CEO if the company cannot find "just the right person." Having an Independent Chairman is especially important when hiring a new CEO. Joint Chairman/CEO would be overseeing the process to pick his or her successor. May not attract the best candidates for the CEO position if the Chairman is not independent, especially given the current Chairman's testy dispute with the previous #2 executive officer over how his tenure came to an end. Unitholders need a vibrant discussion in the boardroom with new thoughts, and an Independent Chairman should help facilitate these discussions. 21

Board's inability to create value over the past 7 years. The company wants to retain flexibility to invest its capital. What is Mr. Kinzel and the board's track record of creating value? 22

The last major "investment" made by the company was the $1.2 billion Paramount Parks acquisition in 2006. Since announcing the transaction on May 22, 2006, the price of the company's units has declined from $27.39 to $13.62 on October 13, 2010. This represents a decline in total unitholder value of over $700 million. The decline in total unitholder value from May 21, 2003 when Mr. Kinzel became Chairman to October 13, 2010 is also approximately $700 million. On 5/22/06, Cedar Fair had an Enterprise Value of ~$2.0 billion. The company then purchased Paramount Parks for ~$1.2 billion, implying a combined business value of ~$3.2 billion. Mr. Kinzel and the board then decided it was right to sell the combined company for $2.4 billion to Apollo in Dec 2009. Buy High and Sell Low is not a good investment strategy. The company projects having annual free cash flows of ~$120 - $140 million during 2012 - 2015. Maybe unitholders would be better off with cash in their hands and deciding how to invest it vs. having the company reinvest their cash in transactions like the Paramount Parks acquisition. We believe that the company has lost the right to retain complete unfettered "flexibility" given its numerous recent missteps. Imagine a 16 year old who has just started driving and already has gotten into 2 car wrecks. Do you let him continue to drive with no additional rules? No. Our proposals do not "takeaway the keys" completely. We are still letting the board drive, but think recent history requires it to now follow a few rules. 23

No ability to talk to directors. The company claims that it regularly seek input from all unitholders, including Q Investments, and that it has an open line of communication. We find this statement puzzling as we are now prohibited from directly speaking with any of the directors. In June of this year, Mr. Kinzel enforced a policy that directors were prohibited from communicating directly with unitholders. 24

Lack of financial successes over the past several years. Taking the Enterprise Value from $3.2 billion to $2.4 billion. July 2010 bond issue. Mr. Kinzel and the board authorized the issuance of bonds in the middle of market unrest and limited summertime liquidity at a yield of more than 9.125% even though we and numerous other unitholders pleaded with the company to wait. These bonds now trade at a price of 107.75, which represents a yield of less than 7.90%. In effect, the company transferred ~$37 million or nearly 70 cents per unit of value from unitholders to bondholders. 25

Inability to nominate directors. In 2004, the company announced that it was changing its governance documents to align the governance procedures of the partnership with the "best practices" employed by other successful publicly held companies (2004 proxy statement). Now, the company is claiming in the Delaware Courts that unitholders do not even have the right to nominate their own directors. Would an Independent Chairman take such a position or would an Independent Chairman welcome actual unitholder input for a company that they own? 26

#4. Summary and Closing Remarks Separation of Chairman and CEO is simply good corporate governance Having an Independent Chairman is especially important when picking a new CEO. Company has taken recent actions indicating, in our view, a lack of good corporate governance Claiming unitholders do not have the right to nominate directors Preventing directors from having conversations with the unitholders who elect them Company needs an Independent Chairman to drive board discussionand to attract top CEO talent, especially given the current Chairman's testy dispute with the previous #2 executive officer over how his tenure came to an end! Company is presumably structured as a limited partnership so that it can make meaningful cash distributions to unitholders. The company's assertion that it needs less leverage does not add up. In the LBO Mr. Kinzel and his management team were willing to invest their own money in a company with MORE leverage (LBO would have had MORE debt and LESS EBITDA). We believe that the company has lost the right to retain complete unfettered "flexibility" given its numerous recent missteps. Imagine a 16 year old who has just started driving and already has gotten into 2 car wrecks. Do you let him continue to drive with no additional rules? No. Our proposals do not "takeaway the keys" completely. We are still letting the board drive, but think recent history requires it to now follow a few rules. The Distribution Proposal is about a change in the relative priority of debt repayment and distributions (what we believe unitholders want and something Mr. Kinzel himself apparently supported last fall when he agreed to work in the Apollo LBO.). The proposal does NOT say that distributions are the top priority or that distributions are bound to be a fixed amount. The amount of the distribution in any year will still be determined by the board, and the amount may fluctuate after taking into consideration various factors. 27